Exhibit 2.1

MERGER AGREEMENT

by and among

CRYSTAL GLOBE LIMITED,

JOWAY HEALTH INDUSTRIES GROUP INC.,

DYNAMIC ELITE INTERNATIONAL LIMITED

and

JOWAY MERGER SUBSIDIARY LIMITED

dated as of November 20, 2020

MERGER AGREEMENT

This MERGER Agreement (this “Agreement”), is entered into as of November 20, 2020, by and among JOWAY HEALTH INDUSTRIES GROUP INC., a Nevada corporation (“Joway”), DYNAMIC ELITE INTERNATIONAL LIMITED, a British Virgin Islands company and wholly-owned subsidiary of Joway (the “Company”), CRYSTAL GLOBE LIMITED, a British Virgin Islands company (“Parent”), and JOWAY MERGER SUBSIDIARY LIMITED, a British Virgin Islands company and wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, the outstanding ordinary shares, par value $1.00 per share, of the Company (the “Company Common Stock”), all of which are owned by Joway, will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, upon consummation of the Merger, Joway shall distribute to its shareholders other than Parent their proportionate share of the Merger Consideration based on their ownership of the outstanding shares of Joway Common Stock as of the Effective Time;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement with Joway, Parent and Merger Sub; (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the adoption of this Agreement by the stockholders of the Company in accordance with the BVI Business Companies Act of 2004 (the “BVICA”);

WHEREAS, a special committee of independent directors of the Board of Directors of Joway (the “Joway Board”) has (a) determined that it is in the best interests of Joway, and declared it advisable, to enter into this Agreement with the Company, Parent and Merger Sub; (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the adoption of this Agreement by the stockholders of Joway, in accordance with the Private Corporations Code under Chapter 78 of the Nevada Revised Statutes (the “NRS”); and

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in each case, in accordance with the BVICA; and (c) the Board of Directors of Merger Sub have determined to recommend to its shareholder that they give authorization to a plan of merger as required by the BVICA in order to effect the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVICA, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the BVICA as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Los Angeles, California time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at a location mutually agreed upon by all of the parties, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, prior to or at the Closing, the Company, Parent and Merger Sub will cause a plan of merger and articles of merger (collectively, the “Documents of Merger”) to be executed, acknowledged and filed with the Registrar of the British Virgin Islands in accordance with the relevant provisions of the BVICA and shall make all other filings or recordings required under the BVICA. The Merger will become effective on the date the Documents of Merger have been duly registered with the Registrar of the British Virgin Island or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Documents of Merger in accordance with the BVICA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the BVICA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Charter Documents. The Certificate of Incorporation and the Memorandum and Articles of Association of the Company effect immediately prior to the Effective Time (the “Company Charter Documents”) shall be, from and after the Effective Time, the Certificate of Incorporation and the Memorandum and Articles of Association of the Surviving Corporation (the “Surviving Charter Documents”), until amended as provided in the Surviving Charter Documents or by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, continue to be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter Documents.

ARTICLE II
Effect of the Merger on Capital Stock

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger:

(a)  Conversion of Merger Sub Ordinary Shares. Each ordinary share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable ordinary share, par value $1.00 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and from and after the Effective Time, shall constitute the only issued ordinary shares of the Surviving Corporation.

(b) Conversion of Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, all of which are owned by Joway, will be converted into a debt obligation granted to Joway evidencing the right to receive US $119,070 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. All shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and Joway, as the holder of all outstanding shares of Company Common Stock, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

Section 2.02 Payment of Merger Consideration. At the Closing, (i) Joway shall surrender to Parent the certificate or certificates representing the shares of Company Common Stock held by Joway and any other necessary documents under applicable Law required to evidence Crystal Globe as the shareholder of the Company (including an updated register of members of the Company) and (ii) Parent shall pay Joway, as the holder of all of the outstanding shares of Company Common Stock, the aggregate Merger Consideration by wire transfer of immediately available funds to an account or accounts designated by Joway.

Section 2.03 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to Joway pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable tax Laws. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Joway.

ARTICLE III
Representations and Warranties of the Company AND JOWAY

Except as set forth in the correspondingly numbered Section of the disclosure schedules, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), the Company and Joway, jointly and severally, hereby represent and warrant to Parent and Merger Sub as follows; provided, however, that any representation or warranty set forth in this ARTICLE III that relates solely to Joway shall be deemed to be made only by Joway:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Joway or the Company has delivered or made available to Parent a true and correct copy of the Company Charter Documents and the certificate of incorporation, memorandum and articles of association, by-laws or like organizational documents of each of its Subsidiaries (collectively, the “Subsidiary Charter Documents”), each as amended to date. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Company Charter Documents or Subsidiary Charter Documents, as the case may be.

(c) The Joway SEC Documents lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Subsidiary Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

(d) Joway is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

Section 3.02 Capital Structure.

(a) The authorized shares of the Company consists of 50,000 shares of Company Common Stock, of which 10,000 ordinary shares are allotted and issued, all of which are owned by Joway. All of the allotted and issued ordinary shares of the Company are validly issued, fully paid and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any ordinary shares.

(b) As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ordinary shares of the Company; (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any ordinary shares of (or securities convertible into or exchangeable for ordinary shares of) the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom stock” or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ordinary shares of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(c) As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ordinary shares, voting securities or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any ordinary shares, voting securities or other ownership interests in (or securities convertible into or exchangeable for ordinary shares, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ordinary shares or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the ordinary shares, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Joway, as the sole stockholder of the Company, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Joway as the sole stockholder of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Company Charter Documents of the Company or Subsidiary Charter Documents of any of its Subsidiaries; (ii) assuming that all Consents contemplated by Section 3.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No consent, approval, order, or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Documents of Merger with the Registrar of the British Virgin Islands; (ii) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Schedules (the “Other Governmental Approvals”); and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company Board has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholder; (ii) approved and declared advisable this Agreement, including the execution, delivery and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; and (iii) directed that this Agreement be submitted to a vote of the Company’s sole stockholder for adoption and recommended that the sole stockholder approve this Agreement and the transactions contemplated hereunder.

(e) Joway has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Joway Common Stock to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Joway and the consummation by Joway of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Joway, and no other corporate proceedings on the part of Joway are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Joway and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Joway, enforceable against Joway in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(f) The Joway Board has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Joway and Joway’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

Section 3.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) True, correct and complete copies of all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Joway with the SEC (the “Joway SEC Documents”) are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements, on the dates of effectiveness), each of the Joway SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Joway SEC Documents. None of the Joway SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Joway, none of the Joway SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Joway SEC Documents. None of Joway’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Joway SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) The unaudited balance sheet of Joway dated as of September 30, 2019 contained in the Joway SEC Documents filed prior to the date hereof is hereinafter referred to as the “Joway Balance Sheet.” Neither Joway nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Joway Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Joway Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Joway Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Compliance; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.07 Litigation. Except as disclosed in Section 3.07 of the Company Disclosure Schedules, there is no Legal Action pending, or to the knowledge of Joway or the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Brokers. None of Joway, the Company or any of the Company’s Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

ARTICLE IV
Representations and Warranties of Parent and Merger Sub

Except as set forth in the correspondingly numbered Section of the disclosure schedules, dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedules”), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company and Joway as follows, provided, however, that any representation or warranty set forth in this ARTICLE IV that relates solely to Parent shall be deemed to be made only by Parent::

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and Joway, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or the memorandum and articles of association of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof, except, in the case of each of clauses (ii) and (iii), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations or cancellations that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Documents of Merger with the Registrar of the British Virgin Islands; (ii) such Consents as may be required under applicable securities Laws; and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement. All such Consents are listed on Schedule 4.02(c) annexed hereto.

(d) The board of directors of the Parent has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s stockholders, and (ii) approved and declared advisable this Agreement, including the execution, delivery and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(e) The board of directors of Merger Sub Board has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (iii) directed that this Agreement be submitted to a vote by Parent, and (iv) resolved to recommend that Parent vote in favor of adoption of this Agreement in accordance with the BVICA.

Section 4.03 Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. The payment of the Merger Consideration to Joway shall not be subject to any Liens and shall be made in compliance of BVICA and all applicable Laws.

Section 4.04 Legal Proceedings. As of the date hereof, there is no pending or, to the knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.05 Brokers. Neither Parent, Merger Sub nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which Joway or the Company would be liable in connection the Merger.

ARTICLE V
Covenants

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend any of the Company Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities;

(d) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(e) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets or otherwise) or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, however, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing or disposing of obsolete equipment or assets being replaced or granting non-exclusive licenses, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(f) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(g) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material Contract;

(h) institute, settle or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding US $50,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Joway Balance Sheet; provided, however, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business; or

(i) agree or commit to do any of the foregoing.

Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, Joway, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, Joway and the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause the Company’s Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. None the Company or any of the Company’s Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Section 5.04 Distribution of Merger Consideration. Subject to the requirements of the NRS and other applicable Law, Joway shall, promptly following receipt of the Merger Consideration, make a distribution to each of its shareholders other than Parent as of the Effective Time (the “Minority Shareholders”) in an amount equal to such shareholder’s proportionate share of the Merger Consideration based on such shareholder’s percentage of the outstanding Common Stock of Joway to be calculated without including the shares held by Parent.

Section 5.05 Approval by Sole Stockholder of Merger Sub.

(a) Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the BVICA.

Section 5.06 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other parties’ counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Joway and the Company shall cooperate in all respects with Parent and Merger Sub, and each shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

Section 5.07 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Joway and Parent. Thereafter, each of Joway, the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Joway and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, including without limitation, the Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.08 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Parent and Company agree that any cost or expense relating thereto shall be borne by either Parent or Company.

ARTICLE VI
Conditions

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Documents of Merger with the Registrar of the British Virgin Islands) as listed on Schedule 4.02(c) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or the waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Joway and the Company set forth in ARTICLE III of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company and Joway shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 6.03 Conditions to Obligation of Joway and the Company. The obligation of the Company and Joway to effect the Merger is also subject to the satisfaction or the waiver by Joway or the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Fairness Opinion. Joway shall have received the opinion of the Joway Financial Advisor to the effect that, based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Joway shareholders.

ARTICLE VII
Termination, Amendment and Waiver

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the End Date (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Joway, Parent, Merger Sub and the Company.

Section 7.02 Termination by Either Parent or Joway. This Agreement may be terminated by either Parent or Joway:

(a) if the Merger has not been consummated as of December 31, 2020 subject to extension as may be agreed to by Parent and Joway (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated as of the End Date;

(b) at any time prior to the End Time, if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the End Time if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Joway or the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, however, that Parent shall have given Joway and the Company at least thirty (30) days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03 if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured.

Section 7.04 Termination by Joway or the Company. This Agreement may be terminated by Joway or the Company at any time prior to the End Time if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, however, that the Company or Joway shall have given Parent at least thirty (30) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04 if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 7.05, Section 7.06 and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.  All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

ARTICLE VIII
Miscellaneous

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the British Virgin Islands are authorized or required by Law or other governmental action to close.

“BVICA” has the meaning set forth in the Recitals.

“Documents of Merger” has the meaning set forth in Section 1.03.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Charter Documents” has the meaning set forth in Section 1.05.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedules” has the meaning set forth in the introductory language in ARTICLE III.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii) or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(c).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Exchange Act” has the meaning set forth in the Recitals.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joway Consent Solicitation, the filing of any required notices in connection with regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Joway Balance Sheet” has the meaning set forth in Section 3.04(c).

“Joway Board” has the meaning set forth in the Recitals.

“Joway Board Recommendation” has the meaning set forth in Section 3.03(d).

“Joway Common Stock” means the common stock of Joway, par value $0.001 per share.

“Joway Consent Solicitation” has the meaning set forth in Section 4.02(f).

“Joway Financial Advisor” means Diamond Strategic Advisors, LLC.

“Joway SEC Documents” has the meaning set forth in Section 3.04(a).

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Legal Action” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minority Shareholders” has the meaning set forth in Section 5.04.

“NRS” has the meaning set forth in the Recitals.

“Order” has the meaning set forth in Section 3.07.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 3.06(a).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Representatives” has the meaning set forth in Section 5.03.

“Requisite Shareholders Vote” has the meaning set forth in Section 6.01(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.01(b).

“Surviving Charter Documents” has the meaning set forth in Section 1.05.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 8.02 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedules.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.04 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the British Virgin Islands without giving effect to any choice or conflict of law provision or rule (whether of the British Virgin Islands or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the British Virgin Islands. Except as otherwise provided in this Agreement, each party hereto irrevocably agrees that any Legal Action with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party or its successors or assigns shall be brought exclusively in the federal courts of the State of New York and each of the parties hereby (x) irrevocably submits with regard to any such action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.05. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable laws and regulations that (i) the action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.05):

If to Parent or Merger Sub, to:	Crystal Globe Limited P.O. Box 957 Offshore Incorporations Centre Road Town Tortola British Virgin Islands Attention: Mr. Jinghe Zhang

If to Joway or the Company, to:	Joway Health Industries Group Inc. No. 19, Baowang Road Baodi Economic Development Zone Tianjin, PRC 301800

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.01 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Shareholder Vote, by written agreement signed by each of the parties hereto.

Section 8.02 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or Joway or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 8.03 Entire Agreement. This Agreement (including the exhibits and schedules to this Agreement) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.04 No Third Party Beneficiaries. Except as provided in Section 5.07 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.08 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any relevant court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.09 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto and thereto, to the extent signed and delivered by means of email or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CRYSTAL GLOBE LIMITED

By:	/s/ Jinghe Zhang
Name:	Jinghe Zhang
Title:	Director

JOWAY HEALTH INDUSTRIES GROUP LIMITED

By:	/s/ Jinghe Zhang
Name:	Jinghe Zhang
Title:	Director

DYMANIC ELITE INTERNATIONAL LIMITED

By:	/s/ Lionel Evan Liu
Name:	Lionel Evan Liu
Title:	Director

JOWAY MERGER SUBSIDIARY LIMITED

By:	/s/ Jinghe Zhang
Name:	Jinghe Zhang
Tile:	Director

Signature Page to Merger Agreement

COMPANY DISCLOSURE SCHEDULES

This Company Disclosure Schedules (this “Disclosure Schedule”) is being delivered in connection with the MERGER AGREEMENT (this “Agreement”), entered into as of November 20, 2020, by and among JOWAY HEALTH INDUSTRIES GROUP INC., a Nevada corporation (“Joway”), DYNAMIC ELITE INTERNATIONAL LIMITED, a British Virgin Islands company and wholly-owned subsidiary of Joway (the “Company”), CRYSTAL GLOBE LIMITED, a British Virgin Islands company (“Parent”), and JOWAY MERGER SUBSIDIARY LIMITED, a British Virgin Islands company and wholly-owned Subsidiary of Parent (“Merger Sub”).

All capitalized terms used but not defined herein have the respective meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Schedule of Exceptions is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Schedule of Exceptions (1) does not represent a determination that such item is material or establish a standard of materiality or would have a Material Adverse Effect, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Schedule of Exceptions includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to Purchaser or its counsel. In disclosing the information set forth in this Disclosure Schedule, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine or any other legal privilege with respect to any of the matters disclosed or discussed herein.

Section 3.03(c)

None.

Section 3.07

None.

Parent and merger sub DISCLOSURE SCHEDULE

This Parent and Merger Sub Disclosure Schedule (this “Disclosure Schedule”) is being delivered in connection with the MERGER AGREEMENT (this “Agreement”), is entered into as of November 20, 2020, by and among JOWAY HEALTH INDUSTRIES GROUP INC., a Nevada corporation (“Joway”), DYNAMIC ELITE INTERNATIONAL LIMITED, a British Virgin Islands company and wholly-owned subsidiary of Joway (the “Company”), CRYSTAL GLOBE LIMITED, a British Virgin Islands company (“Parent”), and JOWAY MERGER SUBSIDIARY LIMITED, a British Virgin Islands company and wholly-owned Subsidiary of Parent (“Merger Sub”).

All capitalized terms used but not defined herein have the respective meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Schedule of Exceptions is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Schedule of Exceptions (1) does not represent a determination that such item is material or establish a standard of materiality or would have a Material Adverse Effect, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Schedule of Exceptions includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to Purchaser or its counsel. In disclosing the information set forth in this Disclosure Schedule, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine or any other legal privilege with respect to any of the matters disclosed or discussed herein.

Section 4.02(c)

None.